UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2023

Orbital Infrastructure Group, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-29923	84-1463284
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

5444 Westheimer Road, Suite 1650 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 467-1420

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	OIG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

As previously disclosed, on August 23, 2023, Orbital Infrastructure Group, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Company Parties”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption “In re: Orbital Infrastructure Group, Inc., et al.,” Case No. 23-90763.

Item 2.01.         Completion of Acquisition or Disposition of Assets.

As previously disclosed, on October 5, 2023, the Bankruptcy Court entered an order authorizing the Company’s entry into (i) a Purchase Agreement with Ocelot Bidco LLC (the “FLP Buyer”) with respect to the sale of all of the issued and outstanding membership interests of Front Line Power Construction, LLC (“FLP”), a Texas limited liability company and wholly owned subsidiary of the Company (the “FLP Purchase Agreement”), and (ii) a Share Purchase Agreement with Streeterville Capital, LLC (the “GTS Buyer”) with respect to the sale of all of the issued and outstanding shares of common stock of Gibson Technical Services, Inc. (“GTS”), a Georgia corporation and wholly owned subsidiary of the Company (the “GTS Purchase Agreement” and, together with the FLP Purchase Agreement, the “Purchase Agreements”). Pursuant to the FLP Purchase Agreement, the FLP Buyer agreed to acquire the equity interests in FLP for aggregate consideration consisting of (i) the FLP Buyer’s credit bid of approximately $171,000,000 for certain prepetition obligations and approximately $7,500,000 for the Front Line DIP Obligations (as defined in the FLP Purchase Agreement), (ii) $2,000,000 cash and (iii) the release of certain guarantees in respect of the Prepetition Credit Agreement Claims and Prepetition Secured Promissory Note Obligations (in each case, as defined in the FLP Purchase Agreement). The FLP Buyer also agreed to waive and release all other claims against, and debts owing from, any of the Company Parties, other than any obligations of the Company under the FLP Purchase Agreement that survive the closing of the transactions contemplated thereby pursuant to the terms of the FLP Purchase Agreement. Pursuant to the GTS Purchase Agreement, the GTS Buyer agreed to acquire the equity interests in GTS for aggregate consideration consisting of (i) the GTS Buyer’s credit bid of approximately $33,500,000 for certain secured prepetition obligations, (ii) the GTS Buyer’s credit bid of $6,500,000 for the DIP Obligations (as defined in the GTS Purchase Agreement) and (iii) $1,700,000 in cash to be paid to the Company’s chapter 11 estate. The GTS Buyer also agreed to waive and release all other claims against, and debts owing from, any of the Company Parties, other than the Company’s obligations arising under the GTS Purchase Agreement. As previously disclosed, the GTS Buyer and certain affiliates of the FLP Buyer are parties to superpriority senior secured debtor-in-possession financing credit agreements to provide up to $15.0 million of incremental liquidity to the Company. The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreements filed as Exhibits 2.1 and 2.2 hereto and incorporated herein by reference.

On October 24, 2023, the Company, the FLP Buyer and the GTS Buyer consummated the transactions contemplated by the Purchase Agreements, thereby completing the disposition of the equity interests in FLP and GTS, respectively.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1
Purchase Agreement, dated as of October 5, 2023, by and between Orbital Infrastructure Group, Inc. and Ocelot Bidco LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2023).

2.2
Share Purchase Agreement, dated as of October 5, 2023, by and between Orbital Infrastructure Group, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2023).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 27, 2023

Orbital Infrastructure Group, Inc.

		By:	/s/ James F. O’Neil
Name: James F. O’Neil
Title: Chief Executive Officer